Exhibit 99.1

Landmark Bancorp, Inc. Announces Third Quarter Earnings Per Share of $0.55. Declares Cash Dividend of $0.21 per Share and 5% Stock Dividend

(Manhattan, KS, October 31, 2023) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.55 for the three months ended September 30, 2023, compared to $0.64 per share in the second quarter of 2023 and $0.48 per share in the same quarter last year. Net earnings for the third quarter of 2023 amounted to $2.9 million, compared to $3.4 million in the prior quarter and $2.5 million for the third quarter of 2022. For the three months ended September 30, 2023, the return on average assets was 0.74%, the return on average equity was 9.87%, and the efficiency ratio was 73.8%.

For the first nine months of 2023, diluted earnings per share totaled $1.84 compared to $1.65 during the same period in 2022. Net earnings for the first nine months of 2023 totaled $9.6 million, compared to $8.7 million in the first nine months of 2022. For the nine months ended September 30, 2023, the return on average assets was 0.84% and the return on average equity was 11.13%.

In making this announcement, Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “In the third quarter we continued to see good growth in loans coupled with solid credit results. Compared to the second quarter of 2023, total gross loans increased by $44.2 million, or 19.6% on an annualized basis mainly due to growth in residential mortgage, commercial real estate, and commercial loans. Deposits also increased $27.1 million during the third quarter of 2023 due to growth in non-interest demand deposits and an increase in certificates of deposit. Our loan to deposit ratio totaled 70.8% in the third quarter and remained relatively low reflecting ample liquidity for future loan growth. Net interest income this quarter totaled $10.6 million and declined slightly from the prior quarter, as growth in interest income on loans was offset by increased interest costs on deposits and other borrowings. Our net interest margin totaled 3.06% during the third quarter of 2023 as compared to 3.21% in the prior quarter and the third quarter last year. Non-interest income decreased $177,000 compared to the second quarter of 2023 mainly due to lower gains on sales of residential mortgage loans as more home buyers utilized our adjustable-rate mortgage loan products which are retained on our balance sheet.”

Mr. Scheopner continued, “Within our loan portfolio, credit quality remains strong. Landmark recorded net loan recoveries of $521,000 in the third quarter of 2023 compared to net loan recoveries of $43,000 in the third quarter of 2022 and net loan charge-offs of $68,000 in the second quarter of 2023. Non-accrual loans totaled $4.4 million, or 0.47%, of gross loans at September 30, 2023 and increased $1.7 million from the prior quarter. The increase in non-accrual loans during the third quarter of 2023 was principally associated with a $1.5 million lending relationship. The allowance for credit losses totaled $11.0 million at September 30, 2023, or 1.17% of period end gross loans, while our equity to assets ratio totaled 7.03%.”

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid November 29, 2023, to common stockholders of record as of the close of business on November 15, 2023. The Board of Directors also declared a 5% stock dividend payable on December 15, 2023, to common stockholders of record on December 1, 2023. This is the 23rd consecutive year that the Board has declared a 5% stock dividend.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Wednesday, November 1, 2023. Investors may participate via telephone by dialing (833) 470-1428 and using access code 410831. A replay of the call will be available through November 29, 2023, by dialing (866) 813-9403 and using access code 501805.

SUMMARY OF THIRD QUARTER RESULTS

Net Interest Income

Net interest income in the third quarter of 2023 amounted to $10.6 million representing a decrease of $207,000, or 1.9%, compared to the previous quarter. This decrease in net interest income was due mainly to higher interest expense on deposits and borrowed funds but partly offset by growth in interest income on loans. The net interest margin totaled 3.06% during the third quarter compared to 3.21% in the prior quarter. Compared to the previous quarter, interest income on loans increased $908,000, or 7.2%, to $13.5 million due to both higher rates and balances while the average tax-equivalent yield on the loan portfolio increased 13 basis points to 5.93%. Interest income on investment securities increased slightly due to increases in rates but partly offset by lower balances. The average tax-equivalent yield on investment securities totaled 2.77% in the third quarter compared to 2.70% in the prior quarter.

Interest expense on deposits increased $932,000 in the third quarter 2023, compared to the prior quarter, mainly due to higher rates and average balances on interest-bearing deposits. The average rate on interest-bearing deposits increased in the third quarter to 1.93% compared to 1.57% in the prior quarter. Interest expense on total borrowed funds grew $243,000, compared to the prior quarter, as the average rate paid increased 55 basis points to 5.60% and average balances grew $10.7 million.

Non-Interest Income

Non-interest income totaled $3.7 million for the third quarter of 2023, an increase of $123,000, or 3.5%, compared to the same period last year and a decrease of $177,000, or 4.6%, from the previous quarter. The increase in non-interest income during the third quarter of 2023 compared to the same period last year was primarily due to recording a $353,000 loss on the sale of lower yielding investment securities in the third quarter of 2022 as well as increases of $180,000 in other non-interest income, $107,000 in fees and services charges and $41,000 in bank owned life insurance (“BOLI”) income. The increase in other non-interest income was primarily related to an increase in rental income associated with a branch which was vacant in the prior year period. The increases in fees and services charges and BOLI income were primarily associated with the acquisition of Freedom Bank in the fourth quarter of 2022, as the acquisition increased Landmark’s deposit base and BOLI assets. Gains on sales of one-to-four family residential real estate loans declined $558,000 from the same period last year due to lower fixed rate mortgage loan originations. Compared to the prior quarter, the decrease in non-interest income was primarily due to a decline in gains on sales of one-to-four family residential real estate loans.

Non-Interest Expense

During the third quarter of 2023, non-interest expense totaled $10.7 million, an increase of $1.3 million, or 13.4%, over the same period in 2022 and an increase of $380,000, or 3.7%, compared to the prior quarter. Compared to the same period last year, higher costs this year for compensation and benefits, occupancy and equipment, data processing and other non-interest expenses were primarily due to higher operating costs associated with the Freedom Bank acquisition, while amortization expense increased $160,000 in the third quarter primarily due to the core deposit intangible recorded for this acquisition. The increase in non-interest expense compared to the prior quarter was primarily due to higher compensation and benefit costs mainly associated with increased adjustable-rate mortgage loan production. Also the increase in other non-interest expense was related to higher FDIC insurance premiums and other insurance costs.

Income Tax Expense

Landmark recorded income tax expense of $671,000 in the third quarter of 2023 compared to income tax expense of $522,000 in the third quarter of 2022 and $701,000 in the second quarter of 2023. The effective tax rate was 18.9% in the third quarter of 2023 compared to 17.3% in the third quarter of 2022 and 17.3% in the second quarter of 2023. The increase in our effective tax rate in the third quarter of 2023 was primarily related to losses recorded at our captive insurance subsidiary which are not deductible for income taxes.

Liquidity Highlights

In addition to local retail, commercial and public fund deposits, the Company has access to multiple sources of brokered deposits that can be utilized for liquidity. Landmark also has diverse sources of liquidity available through both secured and unsecured borrowing lines of credit. At September 30, 2023, Landmark had collateral pledged to the Federal Home Loan Bank (“FHLB”) that would allow for an additional $128.4 million of FHLB borrowings. Additionally, investment securities were pledged to the Federal Reserve discount window that provides borrowing capacity with the Federal Reserve of $57.2 million. Landmark also had various other federal funds agreements, both secured and unsecured with correspondent banks totaling approximately $30.0 million in available credit at September 30, 2023.

As of September 30, 2023, Landmark had unpledged available-for-sale investment securities with a fair value of $62.6 million as well as approximately $108.7 million of pledged investment securities in excess of required levels. The average life of the Company’s investment portfolio is approximately 4.7 years and is projected to generate cash flow through maturities of $67.6 million over the next 12 months.

Balance Sheet Highlights

As of September 30, 2023, gross loans totaled $937.4 million, an increase of $44.2 million, or 19.6% annualized since June 30, 2023. During the quarter, loan growth was primarily comprised of one-to-four family residential real estate (growth of $29.9 million), commercial real estate (growth of $8.5 million) and commercial (growth of $4.4 million). The increase in one-to-four family residential real estate loans is primarily related to continued demand in adjustable-rate mortgage loans which are retained in our portfolio. Investment securities decreased $27.5 million, during the third quarter of 2023, while gross unrealized net losses on these investment securities increased from $30.0 million at June 30, 2023 to $42.8 million at September 30, 2023.

Deposit balances increased $27.1 million, or 8.4% on an annualized basis, to $1.3 billion at September 30, 2023. The increase in deposits was mainly driven by increases in non-interest demand (increase of $12.6 million) and certificate of deposit accounts (increase of $37.6 million) in the third quarter which was partially offset by lower money market, interest checking and savings accounts, which decreased in total by $23.1 million. Total borrowings, including FHLB advances and repurchase agreements decreased $3.3 million this quarter. At September 30, 2023, the loan to deposits ratio was 70.8% compared to 68.9% in the prior quarter and 62.9% in the same period last year.

Total deposits include estimated uninsured deposits of $202.8 million and $193.1 million as of September 30, 2023 and June 30, 2023, respectively. This represents approximately 16% of total deposits at September 30, 2023 and compares favorably with other similar community banking organizations. Over 94% of Landmark’s total deposits were considered core deposits at September 30, 2023. These deposit balances are from retail, commercial and public fund customers located in the markets where the Company has bank branch locations. Brokered deposits are considered non-core and totaled $72.4 million at September 30, 2023 compared to $41.2 million at June 30, 2023 and are utilized as an additional source of liquidity.

Stockholders’ equity decreased to $109.6 million (book value of $20.98 per share) as of September 30, 2023, from $117.4 million (book value of $22.50 per share) as of June 30, 2023, due to an increase in other comprehensive losses during the third quarter of 2023 related to higher market interest rates which increased the unrealized losses on the Company’s investment securities portfolio. The ratio of equity to total assets decreased to 7.03% on September 30, 2023, from 7.62% on June 30, 2023.

The allowance for credit losses totaled $11.0 million, or 1.17% of total gross loans on September 30, 2023, compared to $10.4 million, or 1.17% of total gross loans on June 30, 2023. Net loan recoveries totaled $521,000 in the third quarter of 2023, compared to $43,000 during the same quarter last year and net loan charge-offs of $68,000 during the second quarter of 2023. The ratio of annualized net loan recoveries to total average loans was 0.23% in the third quarter of 2023 and 0.02% in the third quarter of 2022, while the ratio of annualized net loan charge-offs to total average loans was 0.03% in the second quarter of 2023. The net loan recoveries in the third quarter of 2023 included $626,000 related to a construction loan previously charged-off in 2011. No provision for credit losses was recorded in the third quarter of 2023 as the net loan recoveries offset the growth in the loan portfolio. A provision for credit losses of $250,000 was made in the second quarter of 2023 and a provision for credit losses of $500,000 was made in the third quarter of 2022, as credit models factored in growth in our overall loan portfolio during these quarters.

Non-performing loans totaled $4.4 million, or 0.47% of gross loans, while loans 30-89 days delinquent totaled $6.2 million, or 0.66% of gross loans, as of September 30, 2023. The increase in non-accrual loans during the third quarter of 2023 was principally associated with one commercial lending relationship which was classified as non-accrual as of September 30, 2023. The increase in delinquent loans was primarily due to two loan relationships which have returned to performing status subsequent to September 30, 2023. Real estate owned totaled $0.9 million at September 30, 2023.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 31 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park (2), Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Contacts:

Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economies, including the effects of inflationary pressures and supply chain constraints on such economies; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters, including any changes in response to the recent failures of other banks; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute and the recent and potential additional rate increases by the Federal Reserve; (x) the effects of severe weather, natural disasters, widespread disease or pandemics (including the COVID-19 pandemic), or other external events; (xi) the loss of key executives or employees; (xii) changes in consumer spending; (xiii) integration of acquired businesses; (xiv) unexpected outcomes of existing or new litigation; (xv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvi) the economic impact of past and any future terrorist attacks, acts of war, including the current Israeli-Palestinian conflict and the conflict in Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xviii) fluctuations in the value of securities held in our securities portfolio; (xix) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xx) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xxi) the level of non-performing assets on our balance sheets; (xxii) the ability to raise additional capital; (xxiii) cyber-attacks; (xxiv) declines in real estate values; (xxv) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxvi) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Assets
Cash and cash equivalents	$23,821	$20,038	$23,764	$23,156	$49,234
Interest-bearing deposits at other banks	5,904	8,336	8,586	9,084	8,844
Investment securities available-for-sale, at fair value:
U.S. treasury securities	118,341	121,480	121,759	123,111	127,445
U.S. federal agency obligations	-	-	1,993	1,988	4,979
Municipal obligations, tax exempt	115,706	124,451	128,281	127,262	128,392
Municipal obligations, taxable	73,993	77,713	73,468	67,244	61,959
Agency mortgage-backed securities	148,817	160,734	164,669	169,701	161,331
Total investment securities available-for-sale	456,857	484,378	490,170	489,306	484,106
Investment securities held-to-maturity	3,525	3,496	3,467	3,524	-
Bank stocks, at cost	8,009	9,445	6,876	5,470	6,641
Loans:
One-to-four family residential real estate	289,571	259,655	246,079	236,982	205,466
Construction and land	21,657	22,016	23,137	22,725	18,119
Commercial real estate	323,427	314,889	316,900	304,074	228,669
Commercial	185,831	181,424	172,331	173,415	144,582
Paycheck Protection Program (PPP)	-	-	21	21	410
Agriculture	84,560	84,345	80,499	84,283	86,114
Municipal	3,200	2,711	2,004	2,026	2,036
Consumer	29,180	28,219	28,835	26,664	25,911
Total gross loans	937,426	893,259	869,806	850,190	711,307
Net deferred loan (fees) costs and loans in process	(396)	(261)	2	(250)	(311)
Allowance for credit losses	(10,970)	(10,449)	(10,267)	(8,791)	(8,858)
Loans, net	926,060	882,549	859,541	841,149	702,138
Loans held for sale, at fair value	1,857	3,900	1,839	2,488	2,741
Bank owned life insurance	38,090	37,764	37,541	37,323	32,672
Premises and equipment, net	23,911	24,027	24,241	24,327	20,628
Goodwill	32,377	32,199	32,199	32,199	17,532
Other intangible assets, net	3,414	3,612	3,809	4,006	36
Mortgage servicing rights	3,368	3,514	3,652	3,813	3,980
Real estate owned, net	934	934	934	934	1,288
Other assets	29,459	25,148	24,198	26,088	25,456
Total assets	$1,557,586	$1,539,340	$1,520,817	$1,502,867	$1,355,296

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	395,046	382,410	421,971	410,142	347,942
Money market and checking	586,651	606,474	588,366	626,659	504,973
Savings	157,112	160,426	169,504	170,570	170,988
Certificates of deposit	169,225	131,661	114,189	93,278	93,234
Total deposits	1,308,034	1,280,971	1,294,030	1,300,649	1,117,137
Federal Home Loan Bank and other borrowings	82,569	84,520	46,471	17,200	84,900
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	12,590	13,958	20,083	29,402	6,349
Accrued interest and other liabilities	23,185	20,887	20,864	22,532	19,775
Total liabilities	1,448,029	1,421,987	1,403,099	1,391,434	1,249,812
Stockholders’ equity:
Common stock	52	52	52	52	50
Additional paid-in capital	84,568	84,475	84,413	84,273	79,329
Retained earnings	57,280	55,498	53,231	52,174	58,114
Treasury stock, at cost	-	-	-	-	(1,040)
Accumulated other comprehensive (loss) income	(32,343)	(22,672)	(19,978)	(25,066)	(30,969)
Total stockholders’ equity	109,557	117,353	117,718	111,433	105,484
Total liabilities and stockholders’ equity	$1,557,586	$1,539,340	$1,520,817	$1,502,867	$1,355,296

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Interest income:
Loans	$13,531	$12,623	$8,025	$37,530	$22,372
Investment securities:
Taxable	2,445	2,379	1,739	7,141	4,147
Tax-exempt	772	775	780	2,333	2,232
Interest-bearing deposits at banks	46	49	44	193	232
Total interest income	16,794	15,826	10,588	47,197	28,983
Interest expense:
Deposits	4,384	3,452	771	10,375	1,324
Federal Home Loan Bank and other borrowings	1,251	1,027	106	2,845	106
Subordinated debentures	417	387	234	1,168	522
Repurchase agreements	116	127	26	403	37
Total interest expense	6,168	4,993	1,137	14,791	1,989
Net interest income	10,626	10,833	9,451	32,406	26,994
Provision for credit losses	-	250	500	299	-
Net interest income after provision for credit losses	10,626	10,583	8,951	32,107	26,994
Non-interest income:
Fees and service charges	2,618	2,481	2,511	7,457	7,079
Gains on sales of loans, net	491	830	1,049	2,014	3,027
Bank owned life insurance	230	223	189	671	566
Losses on sales of investment securities, net	-	-	(353)	-	(353)
Other	313	295	133	834	569
Total non-interest income	3,652	3,829	3,529	10,976	10,888
Non-interest expense:
Compensation and benefits	5,811	5,572	5,051	16,925	14,779
Occupancy and equipment	1,373	1,394	1,335	4,136	3,745
Data processing	458	431	383	1,478	1,085
Amortization of mortgage servicing rights and other intangibles	474	472	314	1,407	965
Professional fees	624	607	472	1,722	1,338
Acquisition costs	-	-	134	-	355
Other	1,989	1,873	1,769	5,753	5,051
Total non-interest expense	10,729	10,349	9,458	31,421	27,318
Earnings before income taxes	3,549	4,063	3,022	11,662	10,564
Income tax expense	671	701	522	2,065	1,898
Net earnings	$2,878	$3,362	$2,500	$9,597	$8,666

Net earnings per share (1)
Basic	$0.55	$0.64	$0.48	$1.84	$1.65
Diluted	0.55	0.64	0.48	1.84	1.65
Dividends per share (1)	0.21	0.21	0.20	0.63	0.60
Shares outstanding at end of period (1)	5,220,767	5,215,575	5,221,966	5,220,767	5,221,966
Weighted average common shares outstanding - basic (1)	5,218,961	5,215,575	5,228,270	5,215,908	5,237,743
Weighted average common shares outstanding - diluted (1)	5,221,555	5,219,550	5,242,073	5,220,257	5,253,316

Tax equivalent net interest income	$10,809	$11,021	$9,657	$32,974	$27,591

(1) Share and per share values at or for the periods ended September 30, 2022 have been adjusted to give effect to the 5% stock dividend paid during December 2022.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Performance ratios:
Return on average assets (1)	0.74%	0.88%	0.76%	0.84%	0.89%
Return on average equity (1)	9.87%	11.52%	8.33%	11.13%	9.33%
Net interest margin (1)(2)	3.06%	3.21%	3.21%	3.19%	3.08%
Effective tax rate	18.9%	17.3%	17.3%	17.7%	18.0%
Efficiency ratio (3)	73.8%	69.2%	69.6%	71.0%	70.4%
Non-interest income to total income (3)	25.6%	26.1%	29.1%	25.3%	29.2%

Average balances:
Investment securities	$486,706	$495,456	$494,283	$493,853	$464,702
Loans	906,289	873,910	687,716	877,048	659,109
Assets	1,549,724	1,525,589	1,307,866	1,528,938	1,306,938
Interest-bearing deposits	902,727	882,726	782,533	886,227	788,678
FHLB advances and other borrowings	89,441	77,176	37,532	70,774	27,003
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	15,387	16,909	7,411	19,903	7,074
Stockholders’ equity	$115,644	$117,038	$119,100	$115,275	$124,177

Average tax equivalent yield/cost (1):
Investment securities	2.77%	2.70%	2.18%	2.72%	2.00%
Loans	5.93%	5.80%	4.63%	5.72%	4.54%
Total interest-bearing assets	4.81%	4.66%	3.59%	4.62%	3.31%
Interest-bearing deposits	1.93%	1.57%	0.39%	1.57%	0.22%
FHLB advances and other borrowings	5.55%	5.34%	1.11%	5.37%	0.52%
Subordinated debentures	7.64%	7.17%	4.29%	7.21%	3.22%
Repurchase agreements	2.99%	3.01%	1.45%	2.71%	0.72%
Total interest-bearing liabilities	2.38%	2.01%	0.53%	1.98%	0.31%

Capital ratios:
Equity to total assets	7.03%	7.62%	7.78%
Tangible equity to tangible assets (3)	4.85%	5.42%	6.57%
Book value per share	$20.98	$22.50	$20.20
Tangible book value per share (3)	$14.13	$15.63	$16.84

Rollforward of allowance for credit losses (loans):
Beginning balance	$10,449	$10,267	$8,315	$8,791	$8,775
Adoption of CECL	-	-	-	1,523	-
Charge-offs	(142)	(158)	(106)	(408)	(235)
Recoveries	663	90	149	814	318
Provision (benefit) for credit losses	-	250	500	250	-
Ending balance	$10,970	$10,449	$8,858	$10,970	$8,858

Non-performing assets:
Non-accrual loans	$4,440	$2,784	$4,823
Accruing loans over 90 days past due	-	-	-
Real estate owned	934	934	1,288
Total non-performing assets	$5,374	$3,718	$6,111

Loans 30-89 days delinquent	$6,173	$614	$657

Other ratios:
Loans to deposits	70.80%	68.90%	62.85%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.66%	0.07%	0.09%
Total non-performing loans to gross loans outstanding	0.47%	0.31%	0.68%
Total non-performing assets to total assets	0.35%	0.24%	0.45%
Allowance for credit losses to gross loans outstanding	1.17%	1.17%	1.25%
Allowance for credit losses to total non-performing loans	247.07%	375.32%	183.66%
Net loan (recoveries) charge-offs to average loans (1)	-0.23%	0.03%	-0.02%	-0.06%	-0.02%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

Non-GAAP financial ratio reconciliation:
Total non-interest expense	$10,729	$10,349	$9,458	$31,421	$27,318
Less: foreclosure and real estate owned expense	(1)	(3)	(32)	(21)	(64)
Less: amortization of other intangibles	(196)	(198)	(16)	(591)	(48)
Less: acquisition costs	-	-	(134)	-	(355)
Adjusted non-interest expense (A)	10,532	10,148	9,276	30,809	26,851

Net interest income (B)	10,626	10,833	9,451	32,406	26,994

Non-interest income	3,652	3,829	3,529	10,976	10,888
Less: losses (gains) on sales of investment securities, net	-	-	353	-	353
Less: gains on sales of premises and equipment and foreclosed assets	-	(1)	-	(1)	(114)
Adjusted non-interest income (C)	$3,652	$3,828	$3,882	$10,975	$11,127

Efficiency ratio (A/(B+C))	73.8%	69.2%	69.6%	71.0%	70.4%
Non-interest income to total income (C/(B+C))	25.6%	26.1%	29.1%	25.3%	29.2%

Total stockholders’ equity	$109,557	$117,353	$105,484
Less: goodwill and other intangible assets	(35,791)	(35,811)	(17,568)
Tangible equity (D)	$73,766	$81,542	$87,916

Total assets	$1,557,586	$1,539,340	$1,355,296
Less: goodwill and other intangible assets	(35,791)	(35,811)	(17,568)
Tangible assets (E)	$1,521,795	$1,503,529	$1,337,728

Tangible equity to tangible assets (D/E)	4.85%	5.42%	6.57%

Shares outstanding at end of period (F)	5,220,767	5,215,575	5,221,966

Tangible book value per share (D/F)	$14.13	$15.63	$16.84